Exhibit 99.5

             Avocent Corporation Announces Estimated
                 Revenues for First Quarter 2007


   HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 6, 2007--Avocent Corporation (NASDAQ: AVCT) announced today that it expects first quarter revenues to be within a range of $132 to $135 million compared with $94.5 million reported in the first quarter of 2006 and compared to pro forma revenue of approximately $131 million for the first quarter of 2006. (The pro forma revenue assumes that both LANDesk and Cyclades, two companies acquired during 2006, had been owned for the entire first quarter of 2006.)

   The LANDesk Division's revenues increased 5% to 7% to approximately $23.5 to $24 million and the Management Systems Division's revenues increased 1% to approximately $105 million. "Revenue was below our expectations due to several factors including some softness in overall IT spending and the related slowing of channel activity, project delays by some customers and a lower level of economic activity than we had expected," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation.

   "While we have noted that some organizations have reduced their forecasts of IT spending in recent weeks, our own experience to this point indicates that projects remain planned and budgeted but have been delayed in some cases as customers take additional time to contemplate industry developments and, to some extent, macroeconomic factors," concluded Mr. Cooper.

   Avocent will provide an on-line, real-time webcast and conference call on Monday, April 9, 2007 at 7:00 a.m. Central time to answer questions regarding this release. The live broadcast will be available on-line at www.avocent.com as well as at www.investorcalendar.com. The on-line replay will follow immediately and continue for 30 days.

   Avocent expects to announce its first quarter results on April 19, 2007. Avocent will host a conference call and webcast on that date to discuss the quarter's results in more detail.

   About Avocent Corporation

   Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at:
www.avocent.com.

   Forward-Looking Statements

   This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations of the final revenue results for the first quarter of 2007, the expected announcement date of our first quarter results, and expected trends in IT spending by other organizations and our outlook regarding the closing of planned projects and related sales. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301
             Senior Vice President of Finance
             and Chief Financial Officer